Exhibit 4.4

AMENDMENT NO. 1
TO
THE WELLCARE HEALTH PLANS, INC.
2019 INCENTIVE COMPENSATION PLAN

January 23, 2020

WHEREAS, Centene Corporation, a Delaware corporation (the “Corporation”), entered into an Agreement and Plan of Merger, dated as of March 26, 2019 (together with all schedules and exhibits thereto, the “Merger Agreement”) with Wellington Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation (“Merger Sub I”), Wellington Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub II”), and WellCare Health Plans, Inc., a Delaware corporation (“Target”), pursuant to which, effective as of the closing of the transactions contemplated by the Merger Agreement on January 23, 2020, (i) Merger Sub I merged with and into Target (the “First Merger”), with Target surviving the First Merger as a wholly owned subsidiary of the Corporation (the “Surviving Corporation”) and each share of common stock, par value $0.01 per share, of Target that was issued and outstanding immediately prior to the effective time of the First Merger (the “First Effective Time”) (excluding any such shares to be cancelled for no consideration pursuant to the Merger Agreement) was converted into the right to receive 3.38 validly issued, fully paid and nonassessable shares of common stock, par value $0.001, of the Corporation and $120.00 in cash, without interest and (ii) immediately following the First Merger, the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of the Corporation;

WHEREAS, the board of directors of the Corporation (the “Board”) approved the assumption and sponsorship of the WellCare Health Plans, Inc. 2019 Incentive Compensation Plan (the “Assumed 2019 Plan”) effective as of the First Effective Time; and

WHEREAS, Section 9(f) of the Assumed 2019 Plan generally provides that the Board may amend the Assumed 2019 Plan subject to the terms and conditions therein.

NOW, THEREFORE, the Corporation hereby amends the Assumed 2019 Plan as follows (this “Amendment”), which Amendment shall become effective only upon the occurrence of the First Effective Time and shall be null and void in the event that the First Merger is not consummated:

1.	Section 1 (“Purpose”) is hereby deleted in its entirety and replaced as follows:

Purpose. The purpose of this ASSUMED WELLCARE HEALTH PLANS, INC. 2019 INCENTIVE COMPENSATION PLAN (as amended from time to time, the “Plan”) is to assist the Company and its Subsidiaries (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, and individual consultants, who provide services to the Company or its Subsidiaries by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. Awards granted under the Prior Plan prior to the Effective Date will remain subject to the terms of the Prior Plan and the Grant Agreement pursuant to which such Awards were granted.

Centene Corporation, a Delaware corporation (“Centene”) assumed the Plan effective as of January 23, 2020 and in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 26, 2019 (together with all schedules and exhibits thereto, the “Merger Agreement”), by and between Centene, Wellington Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Centene (“Merger Sub I”), Wellington Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Centene (“Merger Sub II”), and WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), pursuant to which (i) Merger Sub I merged with and into WellCare (the “First Merger”), with WellCare surviving the First Merger as a wholly owned subsidiary of Centene (the “Surviving Corporation”) and each share of common stock, par value $0.01 per share, of WellCare that was issued and outstanding immediately prior to the effective time of the First Merger (the “First Effective Time”) (excluding any such shares to be cancelled for no consideration pursuant to the Merger Agreement) was converted into the right to receive 3.38 validly issued, fully paid and nonassessable shares of common stock, par value $0.001, of Centene and $120.00 in cash, without interest and (ii) immediately following the First Merger, the Surviving Corporation merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Centene.

Notwithstanding any provision of the Plan to the contrary, no Awards shall be granted under the Plan on or following the First Effective Time.

2.	Section 2 (“Definitions”) is hereby amended to include the following definition:

“Company” means, prior to the First Effective Time, WellCare and, on or following the First Effective Time, Centene.

3.	The definition of Shares in Section 2 (“Definitions”) is hereby deleted in its entirety and replaced as follows:

“Shares” means the common stock, par value $0.001 per share, of the Company.

4.	Except as amended hereby, the Plan shall remain in full effect.